EXHIBIT A

Fund Names

North Square Advisory Research All Cap Value Fund
North Square Dynamic Small Cap Fund
North Square Multi Strategy Fund
North Square Oak Ridge All Cap Growth Fund (formerly Disciplined Growth Fund)
North Square Oak Ridge Dividend Growth Fund
North Square Oak Ridge Small Cap Growth Fund
North Square Strategic Income Fund
North Square Altrinsic International Equity Fund
North Square McKee Bond Fund
North Square Tactical Growth Fund
North Square Tactical Defensive Fund
North Square Trilogy Alternative Return Fund